Exhibit (d)(17)

TENTH AMENDMENT TO SCHEDULE A TO THE EXPENSE LIMITATION AGREEMENT

Fund	Share Class	Operating Expense Limit (%)	Termination Date[1]
Emerging Markets Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2018
Asia Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2018
Emerging Markets Great Consumer Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2018
Asia Great Consumer Fund	Class A Class C Class I	1.50% 2.25% 1.25%	August 31, 2018
Global Dynamic Bond Fund	Class A Class C Class I	1.15% 1.90% 0.90%	August 31, 2018

Date: July 21, 2010

Amended: April 5, 2011

Amended: December 19, 2011

Amended: June 18, 2012

Amended: August, 28, 2013

Amended:  June 16, 2014

Amended: June 22, 2015

Amended: September 22, 2015

Amended: June 20, 2016

Amended:  June 19, 2017

1   The Expense Limitation Agreement shall continue in effect through August 31, 2018 and for annual periods ending on August 31 thereafter unless terminated pursuant to the Term and Termination provisions set forth in Amendment No. 1to the Expense Limitation Agreement dated December 20, 2010.

IN WITNESS WHEREOF, the parties hereto cause this instrument to be executed as of the last amended date written above.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Peter Lee	By:	/s/ Robert E. Shea
Print Name:	Peter Lee	Print Name:	Robert E. Shea
Title:	President & Trustee	Title:	Chief Executive Officer

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